Exhibit 99

to

Form 10-Q

of

Protective Life Insurance Company

for the three months

ended March 31, 2008

Safe Harbor for Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) encourages companies to make “forward-looking statements” by creating a safe harbor to protect the companies from securities law liability in connection with forward-looking statements.  All statements are based on future expectations rather than on historical facts and forward-looking statements.  Forward-looking statements can be identified by use of words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “plan,” and similar expressions.  Protective Life Insurance Company (the “Company”) intends to qualify both its written and oral forward-looking statements for protection under the Act.

To qualify oral forward-looking statements for protection under the Act, a readily available written document must identify important factors that could cause actual results to differ materially from those in the forward-looking statements.  The Company provides the following information to qualify forward-looking statements for the safe harbor protection of the Act.

The operating results of companies in the insurance industry have historically been subject to significant fluctuations.  The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the known trends and uncertainties which are discussed more fully below.

The Company is exposed to the risks of natural disasters, pandemics, malicious, and terrorist acts that could adversely affect the Company’s operations.

While the Company has obtained insurance, implemented risk management and contingency plans, and taken preventive measures and other precautions, no predictions of specific scenarios can be made nor can assurance be given that there are not scenarios that could have an adverse effect on the Company.  A natural disaster or pandemic could adversely affect the mortality or morbidity experience of the Company or its reinsurers. A severe pandemic could result in a substantial increase in mortality experience and have a significant negative impact on the Company’s surplus capital. A pandemic could also have an adverse effect on lapses and surrenders of existing policies, as well as sales of new policies.  In addition, a pandemic could result in large areas being subject to quarantine, with the result that economic activity slows or ceases, adversely affecting the marketing or administration of the Company’s business within such area and/or the general economic climate, which in turn could have an adverse affect on the Company.  The possible macroeconomic effects of a pandemic could also adversely affect the Company’s asset portfolio, as well as many other variables.

The Company operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry and negatively affect profitability.

The insurance industry is a mature and highly competitive industry.  In recent years, the industry has experienced little growth in life insurance sales, though the aging population has increased the demand for retirement savings products.  The Company encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than the Company and which may have a greater market share, offer a broader range of products, services or features, assume a greater level of risk, have lower operating or financing costs, or have different profitability expectations than the Company.  The Company also faces competition from other providers of financial services.  Competition could result in, among other things, lower sales or higher lapses of existing products.

The Company’s move away from relying on reinsurance for newly written traditional life products results in a net reduction of current taxes (but an increase in deferred taxes).  The Company allocates the benefits of reduced current taxes to the Life Marketing segment and the profitability and competitive position of certain products is dependent on the continuation of existing tax rules and interpretations and the Company’s ability to generate taxable income.

The insurance industry is consolidating, with larger, potentially more efficient organizations emerging from consolidation.  Participants in certain of the Company’s independent distribution channels are also consolidating into larger organizations.  Some mutual insurance companies have converted to stock ownership, which gives them greater access to capital markets.  The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of the Company’s products by substantially increasing the number and financial strength of potential competitors.

The Company’s ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong ratings from rating agencies.

As technology evolves, comparison of a particular product of any company for a particular customer with competing products for that customer is more readily available, which could lead to increased competition as well as agent or customer behavior, including persistency that differs from past behavior.

A ratings downgrade could adversely affect the Company’s ability to compete.

Rating organizations periodically review the financial performance and condition of insurers, including the Company and its subsidiaries.  A downgrade in the rating of the Company or its subsidiaries could adversely affect the Company’s ability to sell its products, retain existing business, and compete for attractive acquisition opportunities.  Specifically, a ratings downgrade would materially harm the Company’s ability to sell certain products, including guaranteed investment products, funding agreements, and certain types of annuities.

Rating organizations assign ratings based upon several factors.  While most of the factors relate to the rated company, some of the factors relate to the views of the rating organization, general economic conditions and circumstances outside the rated company’s control.  In addition, rating organizations use various models and formulas to assess the strength of a rated company, and from time to time rating organizations have, in their discretion, altered the models.  Changes to the models could impact the rating organizations’ judgment of the rating to be assigned to the rated company.  The Company cannot predict what actions the rating organizations may take, or what actions the Company may be required to take in response to the actions of the rating organizations, which could adversely affect the Company.

The Company’s policy claims fluctuate from period to period resulting in earnings volatility.

The Company’s results may fluctuate from period to period due to fluctuations in policy claims received by the Company.  Certain of the Company’s businesses may experience higher claims if the economy is growing slowly or in recession, or equity markets decline.  Additionally, beginning in the third quarter of 2005, the Company increased its retained amounts on newly written traditional life products.  This change will cause greater variability in financial results due to fluctuations in mortality results.

The Company’s results may be negatively affected should actual experience differ from management’s assumptions and estimates.

In the conduct of business, the Company makes certain assumptions regarding the mortality, persistency, expenses and interest rates, tax liability, business mix, frequency of claims, contingent liabilities or other factors appropriate to the type of business it expects to experience in future periods.  These assumptions are also used to estimate the amounts of deferred policy acquisition costs, policy liabilities and accruals, future earnings, and various components of the Company’s balance sheet.  These assumptions are used in the operations of the Company’s business in making decisions crucial to the success of the Company, including the pricing of products and expense structures relating to products.  The Company’s actual experience, as well as changes in estimates, is used to prepare the Company’s statements of income.  To the extent the Company’s actual experience and changes in estimates differ from original estimates, the Company’s financial condition is affected.

Mortality, morbidity, and casualty expectations incorporate assumptions about many factors, including for example, how a product is distributed, for what purpose the product is purchased, the mix of customers purchasing the products, persistency and lapses, future progress in the fields of health and medicine, and the projected level of used vehicle values.  Actual mortality, morbidity, and/or casualty experience will differ from expectations if actual results differ from those assumptions.  In addition, continued activity in the viatical, stranger-owned and/or life settlement industry, in which some companies attempt to arbitrage the difference in lapse assumptions used in pricing and actual lapse performance that they can control, could have an adverse impact on the Company’s level of persistency and lapses, and thus negatively impact the Company’s performance.

The calculations the Company uses to estimate various components of its balance sheet and statements of income are necessarily complex and involve analyzing and interpreting large quantities of data.  The Company currently employs various techniques for such calculations and it from time to time will develop and implement more sophisticated administrative systems and procedures capable of facilitating the calculation of more precise estimates.

Assumptions and estimates involve judgment, and by their nature are imprecise and subject to changes and revisions over time.  Accordingly, the Company’s results may be affected, positively or negatively, from time to time, by actual results differing from assumptions, by changes in estimates, and by changes resulting from implementing more sophisticated administrative systems and procedures that facilitate the calculation of more precise estimates.

The use of reinsurance introduces variability in the Company’s statements of income.

The timing of premium payments to and receipt of expense allowances from reinsurers may differ from the Company’s receipt of customer premium payments and incurrence of expenses.  These timing differences introduce variability in certain components of the Company’s statements of income, and may also introduce variability in the Company’s quarterly results.

The Company could be forced to sell investments at a loss to cover policyholder withdrawals.

Many of the products offered by the Company and its insurance subsidiaries allow policyholders and contract holders to withdraw their funds under defined circumstances.  The Company and its insurance subsidiaries manage their liabilities and configure their investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities.  While the Company and its insurance subsidiaries own a significant amount of liquid assets, a certain portion of their assets are relatively illiquid.  If the Company or its subsidiaries experience unanticipated withdrawal or surrender activity, the Company or its subsidiaries could exhaust their liquid assets and be forced to liquidate other assets, perhaps on unfavorable terms.  If the Company or its subsidiaries are forced to dispose of assets on unfavorable terms, it could have an adverse effect on the Company’s financial condition.

Interest rate fluctuations could negatively affect the Company’s spread income or otherwise impact its business.

Significant changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited interest rates paid on outstanding policies and contracts.  Both rising and declining interest rates can negatively affect the Company’s spread income.  While the Company develops and maintains asset/liability management programs and procedures designed to mitigate the effect on spread income in rising or falling interest rate environments, no assurance can be given that changes in interest rates will not affect such spreads.

From time to time, the Company has participated in securities repurchase transactions that have contributed to the Company’s investment income.  No assurance can be given that such transactions will continue to be entered into and contribute to the Company’s investment income in the future.

Changes in interest rates may also impact its business in other ways.  Lower interest rates may result in lower sales of certain of the Company’s insurance and investment products.  In addition, certain of the Company’s insurance and investment products guarantee a minimum credited interest rate, and the Company could become unable to earn its spread income should interest rates decrease significantly.

Higher interest rates may create a less favorable environment for the origination of mortgage loans and decrease the investment income the Company receives in the form of prepayment fees, make-whole payments, and mortgage participation income.  Higher interest rates may also increase the cost of debt and other obligations having floating rate or rate reset provisions and may result in lower sales of variable products.

Additionally, the Company’s asset/liability management programs and procedures incorporate assumptions about the relationship between short-term and long-term interest rates (i.e., the slope of the yield curve) and relationships between risk-adjusted and risk-free interest rates, market liquidity, and other factors.  The effectiveness of the Company’s asset/liability management programs and procedures may be negatively affected whenever actual results differ from these assumptions.

In general, the Company’s results are improved when the yield curve is positively sloped (i.e., when long-term interest rates are higher than short-term interest rates), and will be adversely affected by a flat or negatively sloped curve.

Equity market volatility could negatively impact the Company’s business.

The amount of policy fees received from variable products is affected by the performance of the equity markets, increasing or decreasing as markets rise or fall.  Equity market volatility can also affect the profitability of variable products in other ways, in particular as a result of options embedded in these products.

The amortization of deferred policy acquisition costs relating to variable products and the estimated cost of providing guaranteed minimum death benefits and guaranteed minimum withdrawal benefits incorporate various assumptions about the overall performance of equity markets over certain time periods.  The rate of amortization of deferred policy acquisition costs and the estimated cost of providing guaranteed minimum death benefits could increase if equity market performance is worse than assumed.

Insurance companies are highly regulated and subject to numerous legal restrictions and regulations.

The Company and its subsidiaries are subject to government regulation in each of the states in which they conduct business.  Such regulation is vested in state agencies having broad administrative and in some instances discretionary power dealing with many aspects of the Company’s business, which may include, among other things, premium rates and increases thereto, reserve requirements, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, acquisitions, mergers, and capital adequacy, and is concerned primarily with the protection of policyholders and other customers rather than shareowners.  At any given time, a number of financial and/or market conduct examinations of the Company and its subsidiaries may be ongoing.  From time to time, regulators raise issues during examinations or audits of the Company and its subsidiaries that could, if determined adversely, have a material impact on the Company.  The Company and its insurance subsidiaries are required to obtain state regulatory approval for rate increases for certain health insurance products, and the Company’s profits may be adversely affected if the requested rate increases are not approved in full by regulators in a timely fashion.

The purchase of life insurance products is limited by state insurable interest laws, which generally require that the purchaser of life insurance name a beneficiary that has some interest in the sustained life of the insured.  To some extent, the insurable interest laws present a barrier to the life settlement, or “stranger-owned” industry, in which a financial entity acquires an interest in life insurance proceeds, and efforts have been made in some states to liberalize the insurable interest laws.  To the extent these laws are relaxed, the Company’s lapse assumptions may prove to be unduly optimistic.

The Company cannot predict whether or when regulatory actions may be taken that could adversely affect the Company or its operations.  Interpretations of regulations by regulators may change and statutes, regulations and interpretations may be applied with retroactive impact, particularly in areas such as accounting or reserve requirements.  Although the Company and its subsidiaries are subject to state regulation, in many instances the state regulatory models emanate from the National Association of Insurance Commissioners (“NAIC”).  Some of the NAIC pronouncements, particularly as they affect accounting issues, take effect automatically in the various states without affirmative action by the states.  Also, regulatory actions with prospective impact can potentially have a significant impact on currently sold products.  As an example of both retroactive and prospective impacts, in late 2005, the NAIC approved an amendment to Actuarial Guideline 38, commonly known as AXXX, which interprets the reserve requirements for universal life insurance with secondary guarantees.  This amendment retroactively increased the reserve requirements for universal life insurance with secondary guarantee products issued after July 1, 2005.  This change to Actuarial Guideline 38 (“AG38”) also affected the profitability of universal life products sold after the adoption date.  The NAIC is continuing to study reserving methodology and has issued additional changes to AXXX and Regulation XXX, which has had the effect of modestly decreasing the reserves required for term and universal life policies that are issued on January 1, 2007 and later.  In addition, accounting and actuarial groups within the NAIC have studied whether to change the accounting standards that relate to certain reinsurance credits, and if changes were made, whether they should be applied retrospectively, prospectively only, or in a phased-in manner.  A requirement to reduce the reserve credit on ceded business, if applied retroactively, would have a negative impact on the statutory capital of the Company.  The NAIC is also currently working to reform state regulation in various areas, including comprehensive reforms relating to life insurance reserves.

At the federal level, bills have been introduced in the U. S. Senate and the U.S. House of Representatives that would provide for an optional federal charter for life and property and casualty insurers, and another bill has been introduced in the U. S. House of Representatives that would pre-empt state law in certain respects with regard to the regulation of reinsurance.  Still another bill has been introduced in the House and Senate that would remove the federal antitrust exemption from the insurance industry.  The Company cannot predict whether or in what form reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect the Company or whether any effects will be material.  Moreover, although with respect to some financial regulations and guidelines, states sometimes defer to the interpretation of the insurance department of the state of domicile; neither the action of the domiciliary state nor action of the NAIC is binding on a state.  Accordingly, a state could choose to follow a different interpretation.

The Company and its subsidiaries may be subject to regulation by the United States Department of Labor when providing a variety of products and services to employee benefit plans governed by the Employee Retirement Income Security Act (“ERISA”).  Severe penalties are imposed for breach of duties under ERISA.

Certain policies, contracts, and annuities offered by the Company and its subsidiaries are subject to regulation under the federal securities laws administered by the Securities and Exchange Commission.  The federal securities laws contain regulatory restrictions and criminal, administrative, and private remedial provisions.

Other types of regulation that could affect the Company and its subsidiaries include insurance company investment laws and regulations, state statutory accounting practices, anti-trust laws, minimum solvency requirements, state securities laws, federal privacy laws, insurable interest laws, federal anti-money laundering and anti-terrorism laws, and because the Company owns and operates real property, state, federal, and local environmental laws.  The Company cannot predict what form any future changes in these or other areas of regulation affecting the insurance industry might take or what effect, if any, such proposals might have on the Company if enacted into law.

Changes to tax law or interpretations of existing tax law could adversely affect the Company and its ability to compete with non-insurance products or reduce the demand for certain insurance products.

Under the Internal Revenue Code of 1986, as amended (the “Code”), income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products.  This favorable tax treatment may give certain of the Company’s products a competitive advantage over other non-insurance products.  To the extent that the Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including the Company and its subsidiaries, would be adversely affected with respect to their ability to sell such products, and, depending upon grandfathering provisions, would be affected by the surrenders of existing annuity contracts and life insurance policies.  For example, changes in laws or regulations could restrict or eliminate the advantages of certain corporate or bank-owned life insurance products.  Changes in tax law, which have reduced the federal income tax rates on corporate dividends in certain circumstances, could make the tax advantages of investing in certain life insurance or annuity products less attractive.  Additionally, changes in tax law based on proposals to establish new tax advantaged retirement and life savings plans, if enacted, could reduce the tax advantage of investing in certain life insurance or annuity products.  In addition, life insurance products are often used to fund estate tax obligations.  Legislation has been enacted that would, over time, reduce and eventually eliminate the federal estate tax.  Under the legislation that has been enacted, the estate tax will be reinstated, in its entirety, in 2011 and thereafter.  President Bush and members of Congress have expressed a desire to modify the existing legislation, which modification could result in faster or more complete reduction or repeal of the estate tax.  If the estate tax is significantly reduced or eliminated, the demand for certain life insurance products could be adversely affected.  Additionally, the Company is subject to the federal corporation income tax.  The Company cannot predict what changes to tax law or interpretations of existing tax law may ultimately be enacted or adopted or whether such changes could adversely affect the Company.

The Company’s move away from relying on reinsurance for newly written traditional life products results in a net reduction of current taxes (but an increase in deferred taxes.)  The resulting benefit of reduced current taxes is attributed to the applicable life products and is an important component of the profitability of these products.  The profitability and competitive position of these products is dependent on the continuation of current tax law and the ability to generate taxable income.

Financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments.

A number of civil jury verdicts have been returned against insurers, broker-dealers, and other providers of financial services involving sales, refund or claims practices, alleged agent misconduct, failure to properly supervise representatives, relationships with agents or other persons with whom the insurer does business, and other matters.  Often these lawsuits have resulted in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive non-economic compensatory damages.  In some states, juries, judges, and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration.  Arbitration awards are subject to very limited appellate review.  In addition, in some class action and other lawsuits, companies have made material settlement payments.

Group health coverage issued through associations and credit insurance coverages have received some negative coverage in the media as well as increased regulatory consideration and review and litigation.  The Company has a small closed block of group health insurance coverage that was issued to members of an association; a purported class action lawsuit is currently pending against the Company in connection with this business.  The Company is also defending purported class action litigation challenging its practices relating to issuing refunds of unearned premiums upon termination of credit insurance.

In connection with our discontinued Lender’s Indemnity product, we have discovered facts and circumstances that support allegations against third parties (including policyholders and the administrator of the associated loan program), and we have instituted litigation to establish the rights and liabilities of various parties; we have also received claims seeking to assert liability against us for various matters, including claims alleging payments owing for bad faith refusal to pay and payments with respect to policies for which premiums were not received by us and this matter is addressed by the pending litigation matters.  In addition, we are defending an arbitration claim by the reinsurer of this Lender’s Indemnity product.  The reinsurer asserts that it is entitled to a return of most of the Lender’s Indemnity claims that were paid on behalf of us by the administrator, claiming that the claims were not properly payable under the terms of the policies.  The reinsurer was under common ownership with the program administrator, and we are vigorously defending this arbitration.  Although we cannot predict the outcome of any litigation or arbitration, we do not believe that the outcome of these matters will have a material impact on our financial condition or results of operations.

The Company, like other financial services companies, in the ordinary course of business is involved in litigation and arbitration.  Although the Company cannot predict the outcome of any litigation or arbitration, the Company does not believe that any such outcome will have a material impact on the financial condition or results of operations of the Company.

Publicly held companies in general and the financial services industry in particular are sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny.

Publicly held companies in general and the financial services industry in particular are sometimes the target of law enforcement investigations relating to the numerous laws that govern publicly held companies and the financial services and insurance business.  The Company cannot predict the impact of any such investigations on PLC, the Company, or the industry.

The financial services industry has become the focus of increased scrutiny by regulatory and law enforcement authorities relating to allegations of improper special payments, price-fixing, bid-rigging and other alleged misconduct, including payments made by insurers and other financial services providers to brokers and the practices surrounding the placement of insurance business and sales of other financial products as well as practices related to finite reinsurance.  Some publicly held companies have been the subject of enforcement or other actions relating to corporate governance and the integrity of financial statements, most recently relating to the issuance of stock options.  Such publicity may generate inquiries to or litigation against publicly held companies and/or financial service providers, even those who do not engage in the business lines or practices currently at issue.  It is impossible to predict the outcome of these investigations or proceedings, whether they will expand into other areas not yet contemplated, whether they will result in changes in insurance regulation, whether activities currently thought to be lawful will be characterized as unlawful, or the impact, if any, of this increased regulatory and law enforcement scrutiny of the financial services industry on the Company.  As some inquiries appear to encompass a large segment of the financial services industry, it would not be unusual for large numbers of companies in the financial services industry to receive subpoenas, requests for information from regulatory authorities or other inquiries relating to these and similar matters.  From time to time, the Company receives subpoenas, requests or other inquires and responds to them in the ordinary course of business.

The Company’s ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business.

The Company’s ability to maintain competitive unit costs is dependent upon a number of factors, such as the level of new sales, persistency (continuation or renewal) of existing business, and expense management.  A decrease in sales or persistency without a corresponding reduction in expenses may result in higher unit costs.

Additionally, a decrease in persistency may result in higher or more rapid amortization of deferred policy acquisition costs and thus higher unit costs, and lower reported earnings.  Although many of the Company’s products contain surrender charges, the charges decrease over time and may not be sufficient to cover the unamortized deferred policy acquisition costs with respect to the insurance policy or annuity contract being surrendered.  Some of the Company’s products do not contain surrender charge features and such products can be surrendered or exchanged without penalty.  A decrease in persistency may also result in higher claims.

The Company’s investments are subject to market and credit risks.

The Company’s invested assets and derivative financial instruments are subject to customary risks of credit defaults and changes in market values.  The value of the Company’s commercial mortgage loan portfolio depends in part on the financial condition of the tenants occupying the properties which the Company has financed.  Factors that may affect the overall default rate on, and market value of, the Company’s invested assets, derivative financial instruments, and mortgage loans include interest rate levels, financial market performance, and general economic conditions as well as particular circumstances affecting the businesses of individual borrowers and tenants.  In addition, fair value changes can cause significant fluctuations to earnings and equity.

The Company may not realize its anticipated financial results from its acquisitions strategy.

The Company’s acquisitions have increased its earnings in part by allowing the Company to enter new markets and to position itself to realize certain operating efficiencies.  There can be no assurance, however, that suitable acquisitions presenting opportunities for continued growth and operating efficiencies, or capital to fund acquisitions will continue to be available to the Company, or that the Company will realize the anticipated financial results from its acquisitions.

The Company may be unable to complete an acquisition, or completion of an acquisition may be more costly or take longer than expected or may have a different financing structure than initially contemplated.  The Company may be unable to obtain regulatory approvals that may be required to complete an acquisition.  There may be unforeseen liabilities that arise in connection with businesses that the Company acquires.

Additionally, in connection with its acquisitions, the Company assumes or otherwise becomes responsible for the obligations of policies and other liabilities of other insurers.  Any regulatory, legal, financial, or other adverse development affecting the other insurer could also have an adverse effect on the Company.

The Company may not be able to achieve the expected results from its recent acquisition.

On July 3, 2006, the Company completed its acquisition from JP Morgan Chase & Co. of the stock of five life insurance companies and the stock of four related non-insurance companies.  The Company may not achieve the returns projected from its analysis of the acquisition opportunity, and the effects of the purchase generally accepted in the United States of America (“U.S. GAAP”) accounting on the Company’s financial statements may be different than originally contemplated.

The Company is dependent on the performance of others.

The Company’s results may be affected by the performance of others because the Company has entered into various arrangements involving other parties.  For example, most of the Company’s products are sold through independent distribution channels, and variable annuity deposits are invested in funds managed by third parties.  Also, a substantial portion of the Chase Insurance Group acquisition business is being administered by third party administrators.  Additionally, the Company’s operations are dependent on various technologies, some of which are provided and/or maintained by other parties.

Certain of these other parties may act on behalf of the Company or represent the Company in various capacities.  Consequently, the Company may be held responsible for obligations that arise from the acts or omissions of these other parties.

As with all financial services companies, its ability to conduct business is dependent upon consumer confidence in the industry and its products.  Actions of competitors and financial difficulties of other companies in the industry could undermine consumer confidence and adversely affect retention of existing business and future sales of the Company’s insurance and investment products.

The Company’s reinsurers could fail to meet assumed obligations, increase rates or be subject to adverse developments that could affect the Company.

The Company and its insurance subsidiaries cede material amounts of insurance and transfer related assets to other insurance companies through reinsurance.  The Company may enter into third-party reinsurance arrangements under which the Company will rely on the third party to collect premiums, pay claims, and/or perform customer service functions.  However, notwithstanding the transfer of related assets or other issues, the Company remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed  Therefore, the failure of one or more of the Company’s reinsurers could negatively impact the Company’s earnings and financial position.

The Company’s ability to compete is dependent on the availability of reinsurance or other substitute financing solutions.  Premium rates charged by the Company are based, in part, on the assumption that reinsurance will be available at a certain cost.  Under certain reinsurance agreements, the reinsurer may increase the rate it charges the Company for the reinsurance.  Therefore, if the cost of reinsurance were to increase or if reinsurance were to become unavailable or if alternatives to reinsurance were not available to the Company, or if a reinsurer should fail to meet its obligations, the Company could be adversely affected.

Recently, access to reinsurance has become more costly for the Company as well as the insurance industry in general.  This could have a negative effect on the Company’s ability to compete.  In recent years, the number of life reinsurers has decreased as the reinsurance industry has consolidated.  The decreased number of participants in the life reinsurance market results in increased concentration risk for insurers, including the Company.  If the reinsurance market further contracts, the Company’s ability to continue to offer its products on terms favorable to the Company could be adversely impacted.

The Company has implemented, and plans to continue to expand, a reinsurance program through the use of captive reinsurers.  Under these arrangements, an insurer owned by the Company serves as the reinsurer, and the consolidated books and tax returns of the Company reflects a liability consisting of the full reserve amount attributable to the reinsured business.  The success of the Company’s captive reinsurance program and related marketing efforts is dependent on a number of factors outside the control of the Company, including continued access to financial solutions, a favorable regulatory environment, and the overall tax position of the Company.  If the captive reinsurance program is not successful the Company’s ability to continue to offer its products on terms favorable to the Company would be adversely impacted.

Computer viruses or network security breaches could affect the data processing systems of the Company or its business partners and could damage our business and adversely affect our financial condition and results of operations.

A computer virus could affect the data processing systems of the Company or its business partners, destroying valuable data or making it difficult to conduct business.  In addition, despite the Company’s implementation of network security measures, its servers could be subject to physical and electronic break-ins, and similar disruptions from unauthorized tampering with its computer systems.

The Company retains confidential information in its computer systems, and relies on sophisticated commercial technologies to maintain the security of those systems.  Anyone who is able to circumvent the Company’s security measures and penetrate the Company’s computer systems could access, view, misappropriate, alter, or delete any information in the systems, including personally identifiable customer information and proprietary business information.  In addition, an increasing number of states require that customers be notified of unauthorized access, use or disclosure of their information.  Any compromise of the security of the Company’s computer systems that result in inappropriate access, use or disclosure of personally identifiable customer information could damage the Company’s reputation in the marketplace, deter people from purchasing the Company’s products, subject the Company to significant civil and criminal liability and require the Company to incur significant technical, legal and other expenses.

The Company’s ability to grow depends in large part upon the continued availability of capital.

The Company has recently deployed significant amounts of capital to support its sales and acquisitions efforts.  A recent amendment to Actuarial Guideline 38 increased the reserve requirements for universal life insurance with secondary guarantees for products issued after July 1, 2005.  This amendment, along with the continued reserve requirements of Regulation XXX for traditional life insurance products, has caused the sale of these products to consume additional capital.  Future marketing plans are dependent on access to financing solutions.  A disruption in the financing arena, or the Company’s inability to access capital through these transactions, could have a negative impact on the Company’s ability to grow.  Capital has also been consumed as the Company increased its reserves on the residual value and lenders indemnity product lines.  Although positive performance in the equity markets has recently allowed the Company to decrease its guaranteed minimum death benefit related policy liabilities and accruals, deterioration in these markets could lead to further capital consumption.  Although the Company believes it has sufficient capital to fund its immediate growth and capital needs, the amount of capital available can vary significantly from period to period due to a variety of circumstances, some of which are neither predictable nor foreseeable, nor within the Company’s control.  A lack of sufficient capital could impair the Company’s ability to grow.

New accounting rules or changes to existing accounting rules could negatively impact the Company.

The Company is required to comply with U.S. GAAP.  A number of organizations are instrumental in the development and interpretation of U.S. GAAP such as the United States Securities and Exchange Commission (the “SEC”), the Financial Accounting Standards Board (“FASB”), and the American Institute of Certified Public Accountants (“AICPA”).  U.S. GAAP is subject to constant review by these organizations and others in an effort to address emerging accounting rules and issue interpretative accounting guidance on a continual basis.  The Company can give no assurance that future changes to U.S. GAAP will not have a negative impact on the Company.  U.S. GAAP includes the requirement to carry certain investments and insurance liabilities at fair value. These fair values are sensitive to various factors including, but not limited to, interest rate movements, credit spreads, and various other factors. Because of this, changes in these fair values may cause increased levels of volatility in the Company’s financial statements.

In addition, the Company and its insurance subsidiaries are required to comply with statutory accounting principles (“SAP”).  SAP and various components of SAP (such as actuarial reserving methodology) are subject to constant review by the NAIC and its task forces and committees as well as state insurance departments in an effort to address emerging issues and otherwise improve or alter financial reporting.  Various proposals either are currently or have previously been pending before committees and task forces of the NAIC, some of which, if enacted, would negatively affect the Company, including one that relates to certain reinsurance credits, and some of which could positively impact the Company.  The NAIC is also currently working to reform state regulation in various areas, including comprehensive reforms relating to life insurance reserves and the accounting for such reserves.  The Company cannot predict whether or in what form reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect the Company.  Moreover, although in general with respect to regulations and guidelines, states defer to the interpretation of the insurance department of the state of domicile, neither the action of the domiciliary state nor action of the NAIC is binding on a state.  Accordingly, a state could choose to follow a different interpretation.  The Company can give no assurance that future changes to SAP or components of SAP will not have a negative impact on the Company.

The Company’s risk management policies and procedures may leave it exposed to unidentified or unanticipated risk, which could negatively affect our business or result in losses.

The Company has developed risk management policies and procedures and expects to continue to enhance these in the future.  Nonetheless, the Company’s policies and procedures to identify, monitor, and manage both internal and external risks may not predict future exposures, which could be different or significantly greater than expected.

These may not be the only risks facing the Company.  Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may adversely affect our business, financial condition and/or operating results.

Credit market volatility or the inability to access financing solutions could adversely impact the Company’s financial condition or results from operations.

Significant volatility in credit markets could have an adverse impact on either the Company’s financial condition or results from operations in several ways.  Changes in interest rates and credit spreads could cause market price and cash flow variability in the fixed income instruments in the Company’s investment portfolio.  Additionally, significant volatility and lack of liquidity in the credit markets could cause issuers of the fixed-income securities in the Company’s investment portfolio to default on either principal or interest payments on these securities.  Volatility could also impact the Company’s ability to efficiently access financial solutions for purposes of issuing long term debt for financing purposes or obtain financial solutions for purposes of supporting term and universal life insurance products for capital management purposes or result in an increase in the cost of existing securitization structures.

The ability of the Company to implement financing solutions designed to fund a portion of statutory reserves on both the term and universal life blocks of business is dependent upon factors such as the ratings of the Company, the size of the blocks of business affected, the mortality experience of the Company, the credit market conditions and other factors.  The Company cannot predict the continued availability of such solutions to the Company or the form that the market may dictate.  To the extent that such financing solutions are not available, the Company’s financial position could be adversely affected through impacts including, but not limited to, higher borrowing costs, surplus strain, lower sales capacity and possible reduced earnings expectations. Management continues to monitor options related to these financing solutions.

Forward-looking statements express expectations of future events and/or results.  All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected.  Due to these inherent uncertainties, investors are urged not to place undue reliance on forward-looking statements.  In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to projections over time.